UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2012 (March 12, 2012)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

954-776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed in a Current Report on Form 8-K filed on September 21, 2011 (the “Current Report”), on September 15, 2011, OptimumBank Holdings, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Listing Rule 5550(a)(2) (the “Bid Price Rule”) because the closing bid price per share of its common stock was below $1.00 per share for 30 consecutive business days. The Company was provided with a 180 calendar day grace period, or until March 13, 2012, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of the Company’s common stock must remain at $1.00 per share or more for a minimum of ten consecutive business days.

To date, the Company has not complied with the Bid Price Rule. However, as previously disclosed in the Current Report, the Company can receive an additional 180-day grace period if the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, except for the bid price requirement. The Company must also notify Nasdaq if its intent to cure the deficiency during the second grace period, by effecting a reverse stock split, if necessary. If the Company meets these requirements, NASDAQ will grant the Company an additional 180 calendar days to regain compliance with the Bid Price Rule.

The Company believes that it meets all the requirements to receive a second 180-day grace period from NASDAQ to regain compliance with the Bid Price Rule. Due to the recent $8.6 million capital raise consummated in the fourth quarter of 2011, the Company has increased its unaudited stockholders’ equity to $6,786,000 at December 31, 2011, and has regained compliance with the minimum stockholders’ equity requirement for initial listing on The NASDAQ Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUMBANK HOLDINGS, INC.

	By:	/s/ Richard L. Browdy
Richard L. Browdy
March 12, 2012		President and Chief Financial Officer